                                                                       EXHIBIT 5

                               Bingham Dana LLP
                               150 Federal Street
                               Boston, MA 02110
                               Tel: 617-951-8000
                               Fax: 617-951-8736

                                August 28, 2000


Ezenia! Inc.
Northwest Park
63 Third Avenue
Burlington, MA 01803


        Re:     Registration Statement on Form S-8


Ladies and Gentlemen:

     We have acted as counsel for Ezenia! Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 proposed to be filed with the Securities and Exchange Commission on or about August 31, 2000 (the "Registration Statement").

     The Registration Statement covers the registration of 3,563,130 shares of common stock, $.01 par value per share, of the Company (the "Shares"), which are issuable by the Company upon exercise of stock options, or as restricted stock awards, granted or to be granted pursuant to its Amended and Restated 1991 Stock Incentive Plan, as amended, and its 1995 Employee Stock Purchase Plan, as amended (together, the "Plans").

     We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plans and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

     This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

     Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered as restricted stock awards or upon the exercise of options duly granted pursuant to the Plans and against the payment of the purchase price or exercise price therefor as provided in the relevant Plans and the relevant grant, will be validly issued, fully paid, and non-assessable, provided that consideration paid for Shares issued as restricted stock awards is at least equal to the par value thereof and such consideration is paid in such form or forms as are required by Section 152 of the Delaware General Corporation Law.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                  Very truly yours,

                                                  /s/ Bingham Dana LLP
                                                  BINGHAM DANA LLP